[HLB COMPANY LOGO] CINNAMON JANG WILLOUGHBY & COMPANY
Chartered Accountants
A PARTNERSHIP OF INCORPORATED PROFESSIONALS
Burnaby, BC

Reply: R.D. Miller

August 1, 2006

Securities and Exchange Commission
Mail Stop 11-3
100 F Street, NW
Washington, DC 20549

Dear Sirs/Madams:

We have read Item 4.01 of Edentify, Inc.’s Form 8-K to be dated August 4, 2006, and have the following comments:

With the exception of the second to the last sentence of the first paragraph, with which we agree, we have no basis on which to agree or disagree with the statements made in the first and fourth paragraphs.

We agree with the statements made in paragraphs two and three.

Very truly yours,

Cinnamon Jang Willoughby & Company

/s/ Ron Miller

MetroTower II — Suite 900 — 4720 Kingsway, Burnaby, BC Canada V5H 4N2.
Telephone: +1 604 435 4317. Fax: +1 604 435 4319.

HLB Cinnamon Jang Willoughby & Company is a member of HLB International. A WORLD-WIDE ORGANIZATION OF ACCOUNTING FIRMS AND BUSINESS ADVISORS.